UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

    ATC Technology Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

Joseph Salamunovich Vice President, General Counsel & Secretary

October 8, 2010

Dear Stockholder:

We have previously sent you proxy materials for the special meeting of stockholders of ATC Technology Corporation to be held on October 22, 2010. Our recent records indicate you have not yet voted your shares.

At the special meeting, stockholders are being asked to approve and adopt an Agreement and Plan of Merger, dated as of July 18, 2010 (as amended, the “merger agreement”), by and among ATC Technology Corporation, a Delaware corporation, GENCO Distribution System, Inc., a Pennsylvania corporation, and Transformers Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of GENCO. Upon completion of the merger, you will be entitled to receive $25.00 in cash, without interest and less applicable withholding taxes, for each share of ATC common stock that you own immediately prior to the effective time of the merger.

ATC’s Board of Directors has unanimously approved and authorized the merger agreement, and unanimously recommends that you vote “FOR” adoption of the merger agreement.

The affirmative vote of holders of a majority of the outstanding shares of ATC common stock outstanding on the record date is required to approve and adopt the merger agreement. Accordingly, your vote is very important no matter how many shares you own. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of ATC common stock, failure to vote your shares of ATC common stock (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have the same effect as a vote against the merger agreement.

Please submit a proxy today by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you have any questions or require assistance voting your shares, please call D. F. King & Co., Inc., who is assisting us, toll free at 1-800-290-6431.

Sincerely,

Joseph Salamunovich

goATC.com    |    1400 Opus Place, Suite 600    ¡    Downers Grove, IL 60515    ¡    P 630.271.8100    ¡    F 630.271.9999

ABOUT ATC

ATC is headquartered in Downers Grove, Illinois. ATC provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light-, medium- and heavy-duty vehicle service parts markets.

ABOUT GENCO

GENCO Distribution System, Inc. is headquartered in Pittsburgh, Pennsylvania. The privately held company provides contract logistics, reverse logistics, product liquidation, pharmaceutical logistics, and government solutions for manufacturers, retailers, and U.S. government agencies. For more information visit www.genco.com.

FORWARD-LOOKING STATEMENTS

This document contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed acquisition of ATC by GENCO and the risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, ATC and its industry. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, (i) the failure to obtain the necessary approval by ATC’s stockholders, (ii) the failure, under certain circumstances, of GENCO to meet the conditions set forth in its equity and debt financing documents and (iii) the satisfaction of various other closing conditions contained in the definitive merger agreement. Other potential risks and uncertainties are discussed in ATC’s reports and other documents filed with the SEC from time to time. ATC assumes no obligation to update the forward-looking information. Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ATC’s management. Inclusion of such forward-looking statements herein should not be regarded as a representation by ATC that the statements will prove to be correct.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed acquisition by GENCO, ATC has filed a definitive proxy statement and other relevant documents concerning the transaction with the SEC. STOCKHOLDERS OF ATC ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and security holders can obtain free copies of the proxy statement and other documents filed with the SEC by ATC through the web site maintained by the SEC at www.sec.gov. Free copies of the proxy statement and ATC’s other filings with the SEC also may be obtained from ATC. Free copies of ATC’s filings may be obtained by directing a request to the Investor Relations Department at ATC’s website at www.goatc.com.

ATC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ATC’s stockholders with respect to the transactions contemplated by the definitive agreement between GENCO and ATC. Information regarding

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ATC’s directors and executive officers is contained in ATC’s Annual Report on Form 10-K for the year ended December 31, 2009 and its definitive proxy statement filed with the SEC on April 28, 2010, as amended, for its 2010 Annual Meeting of Stockholders, which are filed with the SEC. You can obtain free copies of these documents from ATC using the contact information set forth above. Additional information regarding interests of such participants is included in the proxy statement filed with the SEC on September 22, 2010 and available free of charge as indicated above.

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